As filed with the Securities and Exchange Commission on September 15, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
HYDROGENICS CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	3629	Not Applicable
(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation or organization)	Classification Code Number)
5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8, (905) 361-3633
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System, 111 Eighth Avenue, New York, New York 10011, (212) 894-8400
(Name, address, and telephone number of agent for service in the United States)
Copies to:

Lawrence E. Davis	Andrew J. Beck, Esq.
Chief Financial Officer	Torys LLP
Hydrogenics Corporation	237 Park Avenue
5985 McLaughlin Road	New York, New York
Mississauga, Ontario, Canada	10017
L5R 1B8	(212) 880-6000
(905) 361-3633
Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions.
Province of Ontario, Canada
(Principal jurisdiction regulating this offering)
     It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑	at some future date (check appropriate box below):

	1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than seven calendar days after filing).

2.	☐	pursuant to Rule 467(b) on at (designate a time seven calendar days or sooner after filing)
because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on .

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box: ☑
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities to be	Amount to	offering price	aggregate	Amount of
registered	be registered (1)(2)	per Security (2) (3)	offering price (2) (3)	registration fee
Common Shares
Preferred Shares
Debt Securities
Warrants
Share Purchase Contracts
Units
Total	US $50,000,000	100%	US $50,000,000	US $1,965

(1)	There are being registered under this registration statement such indeterminate number of Common Shares, Preferred Shares, Debt Securities, Warrants, Share Purchase Contracts, and Units of the Registrant as shall have an aggregate initial offering price not to exceed US $50,000,000. Any securities registered by this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)	In United States dollars or the equivalent thereof in Canadian dollars.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I
INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada, except Québec, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.
This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada, except Québec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.
No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the office of our Chief Financial Officer at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8, (905) 361-3600, and are also available electronically at www.sedar.com.
PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS
NEW ISSUE AND/OR SECONDARY OFFERING
September 15, 2008
HYDROGENICS CORPORATION
US$50,000,000
Common Shares
Preferred Shares
Debt Securities
Warrants
Share Purchase Contracts
Units

          We may offer from time to time, during the 25 month period that this prospectus, including any amendments hereto, remains effective, up to US$50,000,000 of the securities listed above in one or more series or issuances and their total offering price, in the aggregate, will not exceed US$50,000,000. Our securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions and set forth in an accompanying shelf prospectus supplement.
          We will provide the specific terms of any securities we actually offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement. Any net proceeds we expect to receive from the issue of our securities will be set forth in a prospectus supplement.
          We will not offer exchangeable preferred shares, warrants, share purchase contracts, or units comprised of one or more of the foregoing for sale separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the exchangeable preferred shares, warrants, share purchase contracts, or units comprised of one or more of the foregoing, as the case may be, to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces of Canada where the exchangeable preferred shares, warrants, share purchase contracts, or units comprised of one or more of the foregoing, as the case may be, will be offered for sale.
          This prospectus does not qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items.
          Our outstanding common shares are quoted on the Nasdaq Global Market (“Nasdaq”) under the symbol “HYGS” and listed on the Toronto Stock Exchange (the “TSX”) under the symbol “HYG” .
          Investing in our securities involves risks. See “Risk Factors.”
          Our head and registered office is at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8.
          We are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and are subject to Canadian auditing and auditor independence standards. Our financial statements may not be comparable to financial statements of U.S. companies. Information regarding the impact upon our financial statements of significant differences between Canadian GAAP and U.S. generally accepting accounting principles (“U.S. GAAP”) is contained in the notes to our consolidated financial statements incorporated by reference in this prospectus and the financial statement schedules relating to the differences between Canadian and U.S. GAAP furnished to the U.S. Securities and Exchange Commission (“SEC”) and incorporated by reference in the registration statement filed with the SEC.
          Owning the securities may subject you to tax consequences both in the United States and Canada. This prospectus or any applicable prospectus supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement.
          Your ability to enforce civil liabilities under the U.S. federal securities laws may be affected adversely because we are incorporated in Canada, most of our officers and directors and certain of the experts named in this prospectus are Canadian residents, and many of our assets are located in Canada.
          NEITHER THE SEC NOR ANY STATE OR PROVINCIAL SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES	3

PRESENTATION OF OUR FINANCIAL INFORMATION	3

EXCHANGE RATE DATA	4

FORWARD-LOOKING STATEMENTS	4

THE COMPANY	6

OUR BUSINESS	6

OUR DIRECTORS AND EXECUTIVE OFFICERS	9

RISK FACTORS	12

USE OF PROCEEDS	26

DESCRIPTION OF COMMON SHARES AND PREFERRED SHARES	26

DESCRIPTION OF DEBT SECURITIES	28

DESCRIPTION OF WARRANTS	29

DESCRIPTION OF SHARE PURCHASE CONTRACTS	31

DESCRIPTION OF UNITS	32

PLAN OF DISTRIBUTION	33

SELLING SECURITYHOLDERS	34

EARNINGS COVERAGE RATIOS	34

CERTAIN INCOME TAX CONSIDERATIONS	34

DOCUMENTS INCORPORATED BY REFERENCE	35

LEGAL MATTERS	36

EXPERTS	36

AUDITORS, TRANSFER AGENTS AND REGISTRARS	36

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION	37

AUDITORS’ CONSENT	A-1

CERTIFICATE OF THE COMPANY	C-1
          You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. References to this “prospectus” include documents incorporated by reference therein. See “Documents Incorporated by Reference”. The information in or incorporated by reference into this prospectus is current only as of its date. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer these securities.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
          We are a corporation organized under the laws of Canada. Most of our directors and officers, as well as certain of the experts named in this prospectus, are residents of Canada and all or a substantial portion of our assets and the assets of such persons may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under U.S. federal securities laws. We have been advised by Torys LLP that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.
PRESENTATION OF OUR FINANCIAL INFORMATION
          Financial information in this prospectus has been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP, which differ from generally accepted accounting principles in the United States, or U.S. GAAP. For a discussion of the material differences between Canadian GAAP and U.S. GAAP as they relate to our financial statements, see note 24 to our audited consolidated financial statements for the year ended December 31, 2007 incorporated by reference in this prospectus, the financial statement schedule relating to differences between Canadian and U.S. GAAP for the year ended December 31, 2007, furnished to the SEC on September 15, 2008 and incorporated by reference in the registration statement filed with the SEC, note 11 to our unaudited consolidated financial statements for the six months ended June 30, 2008 incorporated by reference in this prospectus, and the financial statement schedule relating to differences between Canadian and U.S. GAAP for the six months ended June 30, 2008, furnished to the SEC on September 15, 2008 and incorporated by reference in the registration statement filed with the SEC. In this prospectus, except where otherwise indicated, all dollar amounts are expressed in U.S. dollars, references to “$”, “US$” and “dollars” are to U.S. dollars, and references to “Cdn$” are to Canadian dollars.

EXCHANGE RATE DATA
          The following table sets forth, for each period indicated, the low and high exchange rates for Canadian dollars expressed in United States dollars, the exchange rate at the end of such period and the average of such exchange rates for each day during such period, based on the inverse of the noon buying rate in The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York:

	Year Ended December 31,
	2003	2004	2005	2006	2007
Low	0.6349	0.7158	0.7872	0.8528	0.8437
High	0.7738	0.8493	0.8690	0.9100	1.0908
Period End	0.7738	0.8310	0.8579	0.8582	1.0120
Average	0.7159	0.7696	0.8260	0.8821	0.9309
On September 12, 2008, the inverse of the noon buying rate was $0.9426 = Cdn$1.00.
FORWARD-LOOKING STATEMENTS
          Certain statements included and incorporated by reference in this prospectus constitute “forward-looking information”, within the meaning of applicable Canadian securities laws and “forward-looking statements” “within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively referred to herein as “forward-looking statements”). Forward- looking statements can be identified by the use of words, such as “plans”, “expects”, or “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. These forward-looking statements relate to, among other things, our future results, levels of activity, performance, goals or achievements or other future events. These forward-looking statements are based on current expectations and various assumptions and analyses made by us in light of our experience and our perceptions of historical trends, current conditions and expected future developments and other factors that we believe are appropriate in the circumstances. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements.
          These risks, uncertainties and factors include, but are not limited to: inability to raise additional capital to pursue commercialization plans; our limited operating history; inability to implement our business strategy; fluctuations in our quarterly results; changes in our relationship with General Motors Corporation; failure to maintain our customer base that generates the majority of our revenue; currency fluctuations; failure to maintain sufficient insurance coverage; changes in value of our identifiable intangible assets; failure to recruit, train and retain key management personnel; failure of a significant market to develop for our products; failure of hydrogen being readily available on a cost-effective basis; changes in government policies and regulations; failure of uniform codes and standards for hydrogen-fuelled vehicles and related infrastructure to develop; failure to compete with other developers and manufacturers of products in our industry; failure to compete with developers and manufacturers of traditional and alternative technologies; failure to develop partnerships with governments, systems integrators and other partners; inability to obtain sufficient materials and components for our products from suppliers; failure to manage expansion of our operations; failure to manage foreign sales and operations; inability to integrate acquisitions; failure to develop adequate manufacturing processes and capabilities; failure to complete the development of commercially viable products; failure to produce cost-competitive products; failure or delay in field testing of our products; failure to produce products free of defects or errors; inability to adapt to technological advances or new codes and standards; failure to protect our intellectual property; involvement in intellectual property litigation; exposure to product liability claims; failure to meet the listing requirements of Nasdaq; the implementation of a share consolidation of our common shares; failure to meet rules regarding passive foreign investment companies; actions of our significant and principal shareholders; dilution as a result of significant issuances of our common shares and preferred shares; inability of U.S. investors to enforce U.S. civil liability judgments against us; volatility of our common share price; and dilution as a result of the exercise of options. Actual results and developments are likely to differ, and may differ materially, from those expressed or implied in the forward-looking statements contained herein and as such, you are cautioned not to place undue reliance on these forward-looking statements. Many of these risks are beyond our control and current expectation and knowledge. Therefore, should one or more of these risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, our actual results and performance may vary significantly from what we currently foresee. Accordingly, we warn investors to exercise caution when considering any statements herein containing forward-looking statements and to not place undue reliance on such statements and underlying assumptions. We are under no obligation (and expressly disclaim any such obligation) to update or alter statements containing forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. See “Risk Factors” for a further discussion of these risks, uncertainties and factors.

THE COMPANY
          Unless the context otherwise requires, the terms “Hydrogenics”, “Company”, “we”, “us” and “our” refer to Hydrogenics Corporation and its consolidated subsidiaries. This summary does not contain all the information about us that may be important to you. You should read the more detailed information and financial statements and related notes that are incorporated by reference and are considered to be part of this prospectus.
          We are a globally recognized developer and provider of hydrogen generation and fuel cell products and services. We are incorporated under the Canada Business Corporations Act. We conduct our business through the following business units: (i) OnSite Generation, which focuses on hydrogen generation products for renewable energy, industrial and transportation customers; (ii) Power Systems, which focuses on fuel cell products for original equipment manufacturers (“OEMs”), systems integrators and end users for stationary applications, including backup power and light mobility applications, such as forklift trucks; and (iii) Test Systems, which focuses on fuel cell test and diagnostic products and contract testing services for third parties to validate their fuel cell development efforts and, until recently, sold fuel cell test station products to OEMs, fuel cell and fuel cell component developers to validate their fuel cell products. On November 7, 2007, we announced our decision to commence an orderly windup of our fuel cell test products, design, development and manufacturing business, which is anticipated to be completed by the end of 2009. Our business units are supported by a corporate services group providing finance, insurance, investor relations, communications, treasury, human resources, strategic planning, compliance, and other administrative services.
          Our principal executive offices are located at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8. Our telephone number is (905) 361-3600.
OUR BUSINESS
OnSite Generation
          Our hydrogen generation products produce, compress, store and dispense hydrogen for a full range of industrial hydrogen and energy applications. We believe that we are well positioned in the on-site hydrogen generation market with over 60 years’ experience, strong brand recognition and an installed base exceeding 1,100 units worldwide.
          We believe we are one of the few companies in the world with proprietary water electrolysis technology, including both alkaline water and proton exchange membrane (“PEM”) technology.
          The overall market for hydrogen includes the merchant market for hydrogen, estimated at $5 billion annually, and is served by industrial gas companies as well as on-site hydrogen generation product manufacturers, such as ourselves. We believe that the annual market for on-site hydrogen generation is approximately $100 million to $200 million in respect of our products, and we believe that in the future the on-site market will comprise a greater portion of the total merchant market for hydrogen.
          We sell our hydrogen generation products directly to end users and to leading industrial gas companies, such as Air Liquide, Air Products, and Linde AG, who in turn install our products at customer sites and sell the hydrogen produced by this equipment to their customers.
          The business objectives for our OnSite Generation group are to: (i) further increase the gross margins of existing product lines by improving our procurement and manufacturing processes; (ii) further increase the reliability and durability of our products to exceed expectations of our applications; (iii) reduce the cost of ownership of our products through design and technology improvement; (iv) continue to pursue opportunities for customers to convert renewable energy, such as wind and solar energy, into hydrogen; and (v) further expand into ready markets such as Eastern Europe (including Russia), Asia and the Middle East.

          Our OnSite Generation business unit is centered in Oevel, Belgium and employs 67 full-time employees.
Power Systems
          Our Power Systems products are based on proton exchange membrane, or PEM, technology and use hydrogen as a fuel to provide electrical power for use in stationary and light mobility applications. PEM fuel cell technology is regarded by many, including leading automotive manufacturers, as the de facto standard for mass market adoption of fuel cells. While the market for PEM fuel cells is in its infancy, we believe we are well positioned given the state of our technology, market awareness of our products and the engagement of initial customers, including American Power Conversion Corp., a wholly owned subsidiary of Schneider Electric (Euronext:SCHN), General Motors Corporation (“General Motors”) (NYSE:GM), and a leading military OEM that awarded us an $8 million contract for fuel cell products.
          We believe our designs are robust, efficient, reliable and have versatility across markets, favourably positioning us relative to other developers of fuel cell products. PEM fuel cells offer a combination of features and benefits to customers that are not available using incumbent technologies, such as batteries, diesel generators or internal combustion engines. In the case of backup power, we primarily compete by offering extended runtime and higher reliability than our peers can offer. In the case of light mobility applications, we compete by offering productivity and operational efficiencies and, in time, lower costs. We also offer a range of engineering services to integrate complete fuel cell systems to meet specific customer needs.
          Our target markets include backup power for data centres and telecom applications and light mobility applications such as forklift trucks. We also target military applications for our products, historically an early technology adopter. The worldwide market for data centre backup power is estimated to be in excess of $6 billion. The market for telecom backup power is estimated to be $2 to $3 billion in the U.S. alone, based on a complete displacement of existing battery systems.
          The business objectives for our Power Systems group are to: (i) offer a common fuel cell platform across many markets enabling ease of manufacturing and reducing development spending; (ii) achieve further market penetration in the backup power and light mobility markets by tailoring our HyPM® fuel cell products to meet market specific requirements including price, performance and features; (iii) invest in sales and market development activities in the backup power and light mobility markets; (iv) continue to target the military and aerospace as a bridge to future commercial markets; and (v) secure the requisite people and processes to align our anticipated growth plans with our resources and capabilities.
          Our Power Systems business unit is centered in Mississauga, Ontario, Canada with a satellite facility in Gladbeck, Germany and employs 75 full-time staff.
Test Systems
          We sell our test services to many of the world’s leading automotive companies such as General Motors, Nissan and Toyota as well as to fuel cell developers and component suppliers currently engaged in their own fuel cell development programs, and until recently sold test products to such customers as well. On November 7, 2007, we announced our decision to commence an orderly windup of our fuel cell test products and design, development and manufacturing business. We anticipate this windup will be completed by the end of 2009 and require approximately $3.5 million of funding with a corresponding charge to earnings. The majority of the cash requirements and corresponding charge to earnings occurred in the fourth quarter of 2007.
Recent Developments
          We believe that market conditions have improved in recent months for the adoption of hydrogen based renewable energy storage systems. We believe that this trend is a result of:
•	an increased amount of renewable energy provided by wind and solar;

•	advances in our electrolysis and fuel cell technology;

•	the continued rise in the price of fossil fuels, particularly diesel fuel; and

•	increased governmental initiatives throughout the world to increase the use of renewable energy.
          We have initially targeted off-grid remote communities reliant on fossil fuel based generation, primarily, diesel generators as their primary source of electrical power. The cost of generating electrical power for many of these communities has increased in recent months due to higher diesel fuel costs along with the costs of transportation and storage resulting in significant increases in delivered electrical power costs. By providing a hydrogen energy storage system, remote communities can reduce, or in some cases replace the incumbent diesel generator technology and generate continuous off-grid renewable power.
          We also anticipate being able to purse on-grid applications where our products may be used to access utility incentives to curtail energy use, commonly referred to as “load curtailment incentives”, and ancillary services to balance the demand for electricity or load and the supply of electric power or generation, commonly referred to as “load as a resource”.
          We have been awarded several contracts in recent months for renewable energy storage applications, which we believe may be indicative of a growing interest in hydrogen based renewable energy storage systems.
          On May 27, 2008, we were selected to provide a hydrogen electrolyzer for a community wind-hydrogen-diesel system in the community of Ramea, Newfoundland and Labrador, Canada. By adding zero-emission hydrogen generation and storage, it is anticipated that the amount of electricity derived from wind will increase which will lead to a decreased dependence on diesel fuel.
          On July 11, 2008 we were selected to provide a hydrogen electrolyzer and fuel cell for the new Renewable Hydrogen Research and Demonstration Centre at the Baglan Energy Park, United Kingdom. We will provide a HySTAT-10 electrolyzer, powered by wind turbines for the production of hydrogen, which will then be used to power a fuel cell power module for light mobility applications.
          On August 7, 2008, we were selected by Powertech Labs, a wholly-owned subsidiary of BC Hydro, to provide an electrolyzer for a community hydro-hydrogen-diesel system serving the community of Bella Coola, British Columbia, Canada. By adding zero-emission hydrogen generation, storage and power generation, it is anticipated that an increase in the proportion of electricity derived from their run-of-the-river hydro-electric power generation system will transpire and lead to a decreased dependence on diesel fuel.

OUR DIRECTORS AND EXECUTIVE OFFICERS
Directors and Executive Officers
          The following table presents certain information with respect to our directors and executive officers.

Name and Province or State and
Country of Residence	Title	Director or Executive Officer Since
Norman M. Seagram(1) Ontario, Canada	Chairman of our Board of Directors	2000

Douglas Alexander(1) Ontario, Canada	Director	2006

Mike Cardiff(1) Ontario, Canada	Director	2007

Henry J. Gnacke Michigan, U.S.A.	Director	2008

V. James Sardo(1) Ontario, Canada	Director	2003

Joseph Cargnelli Ontario, Canada	Chief Technology Officer and Director	1996

Daryl Wilson Ontario, Canada	President and Chief Executive Officer	2006

Lawrence E. Davis Ontario, Canada	Chief Financial Officer	2005

Jennifer Barber Ontario, Canada	Vice President, Finance and Corporate Controller	2005

Wido Westbroek Geel, Belgium	Vice President and General Manager	2006

Notes:
(1)	Member of the Audit Committee and the Human Resources and Corporate Governance Committee. On May 6, 2008, we combined the Human Resources and Compensation Committee and the Nomination and Corporate Governance Committee into one joint committee, now known as the Human Resources and Corporate Governance Committee.
Biographies
          Set forth below is biographical information for our current directors and executive officers.
          Norman M. Seagram, Chairman of our Board of Directors. Mr. Seagram was reappointed as Chairman of our Board of Directors in September 2007. Mr. Seagram previously served in this position from July 2000 to December, 2006, and since that time held the position of Lead Director during Pierre Rivard’s tenure as Executive Chairman of the Company. Mr. Seagram was President of Sportsco International LP from February 2001 to March 2003. From September 1996 to May 1997, Mr. Seagram was President and Chief Executive Officer of Molson Inc., a company that he had previously served for 24 years in a variety of senior management positions. From October 1992 to August 1996, Mr. Seagram was Chairman and Chief Executive Officer of Air Liquide Canada, Inc., a producer of industrial gases. Mr. Seagram is a director of the Toronto Economic Development Corporation. Mr. Seagram is a trustee of Trinity College School and serves on the International Advisory Council of INSEAD, France, and on the advisory board of the Faculty of Applied Science and Engineering, University of Toronto. He is the Chair of the Audit and Risk Management Committee of the Toronto Economic Development Corporation.
          Douglas Alexander, Director. Mr. Alexander joined our Board of Directors in May 2006. Mr. Alexander has served as the Chief Financial Officer of various Canadian public companies for 15 years. Mr. Alexander is currently lead director and chair of the Audit Committee of Saxon Financial Inc. Mr. Alexander served as a director of Stuart Energy from 2003 to January 2005. From 1999 to 2004 Mr. Alexander was Executive Vice

President and Chief Financial Officer of Trojan Technologies Inc., an international environmental high technology company.
          Michael Cardiff, Director. Mr. Cardiff joined our Board of Directors in November 2007. Currently, Mr. Cardiff is the Chief Executive Officer of Accelerents, a consulting firm focused on strategy development. Prior to holding that position, Mr. Cardiff held numerous senior positions in a number of technology companies including large multinationals such as EDS and IBM as well as startup companies such as Fincentric, Convergent Technologies, Tandem, and Stratus Computer. Mr. Cardiff is currently a director of Descartes Systems Group, Burntsand Corporation, and Software Growth Inc.. Mr. Cardiff has also served as a director of Husky Injection Molding Systems, Solcorp, Visible Genetics, Specrta Security Software Visible Decisions and the Toronto Film Festival and Roy Thomson Hall. Mr. Cardiff received many awards including “A Canadian Export Life Time Achievement Award.” In 1998, Mr. Cardiff was named one of Canada’s “Top 40 Under 40,” recognizing him as one of the nation’s most successful young leaders. Mr. Cardiff is a member of the Institute of Corporate Directors.
          Henry J. Gnacke, Director. Mr. Gnacke joined our Board of Directors in May 2008. Currently, Mr. Gnacke is Executive Director, Global Purchasing Supply chain at General Motors. He is responsible for fuel cell propulsion systems and General Motors’ E-Flex programs. Mr. Gnacke has over 30 years of experience and has held numerous positions at General Motors, including several international assignments in the Middle East, Asia and Europe. Mr. Gnacke is the nominee of General Motors in connection with our strategic alliance with General Motors. Mr. Gnacke resides in Michigan, U.S.A.
          V. James Sardo, Director. Mr. Sardo joined our Board of Directors in May 2003. Mr. Sardo is a Corporate Director. In 2005, he became a director of New Fly Industries Inc., North America’s largest manufacturer of city buses, and has been a director of Sonnen Energy, a solar integration company, since 2007. During 2004 to 2007, Mr. Sardo served as a trustee of Union Waterheater Income Trust, a waterheater rental company, as a director of Royal Group Technologies, a plastics building products company, and as a director and Chairman of Countryside Power, a power generation company. From 2003 to 2007, he was a trustee of Custom Direct Income Fund, a manufacturer and direct marketer of custom cheques. Prior to these appointments, Mr. Sardo was interim Chief Executive Officer of Royal Group Technologies Limited, from 2004 to 2005, President of the Canadian Operations of Moore Corporation Limited, a business forms and communications company, from 1999 to 2001, and President and Chief Executive Officer of SMK Speedy International Inc., an international automotive repair company from 1997 to 1999. Prior to 1997 Mr. Sardo was Chief Executive Officer of Amre Inc., a Dallas based marketer of home improvement products, and Chief Executive Officer of SNE Inc., a manufacturer and marketer of windows and doors. Mr. Sardo is also a member of the Institute of Corporate Directors.
          Joseph Cargnelli, Chief Technology Officer and Director. Mr. Cargnelli is one of our founders. He served as our Treasurer from January 1996 until July 2000 and as a director from January 1996 until January 2005, when he resigned in connection with the closing of the Stuart Energy acquisition. Mr. Cargnelli was re-elected at the meeting of shareholders on May 17, 2005. Mr. Cargnelli was appointed as our Vice President, Technology in July 2000. His title was changed to Chief Technology Officer in April 2003. Mr. Cargnelli holds both a Master’s of Applied Science degree in Mechanical Engineering and a Bachelor of Applied Science degree in Mechanical Engineering from the University of Toronto. Mr. Cargnelli is a member of the Professional Engineers of Ontario.
          Daryl Wilson, President and Chief Executive Officer and Director. Mr. Wilson was appointed President and Chief Executive Officer in December 2006. Prior to joining Hydrogenics, Mr. Wilson held senior leadership positions at Royal Group Technologies Inc., ZENON Environmental Inc., Toyota and Dofasco Inc. In 1990 Mr. Wilson earned an MBA from McMaster University in Operations Management/Management Science. He also holds a Bachelor’s degree in Chemical Engineering from the University of Toronto.
          Lawrence E. Davis, Chief Financial Officer. Mr. Davis has served as our Chief Financial Officer since April 1, 2005. Mr. Davis has over 20 years of financial and operational experience. He has been a Chartered Accountant since 1987. From 1999 to 2003, Mr. Davis was the Chief Financial Officer of GDI Global Data Inc., a wireless data services company. Mr. Davis also acted as the President of Saturn Capital Corporation, a merchant bank that advises, invests in and assumes senior management positions for high growth businesses from

1997 until 1999. From 1987 to 1997, Mr. Davis served as a Vice President for PricewaterhouseCoopers LLP and he previously worked for two years with Ernst & Young.
          Jennifer Barber, Vice President, Finance and Corporate Controller. Ms. Barber joined us through our acquisition of Stuart Energy in January 2005 and was appointed to the position of Vice President Finance and Corporate Controller in May 2005. Since taking on this position, Ms. Barber has led the finance team through a full range of financial consolidations arising from the acquisition, with the added responsibility of integrating Sarbanes-Oxley requirements into all of our financial processes and procedures. Hired by Stuart Energy in 2001, Ms. Barber served as Director, Corporate Finance from 2003 onward, and prior to that as Controller. She was employed from 1997 to 2001 by PricewaterhouseCoopers LLP. Ms. Barber received Institute of Chartered Accountant accreditation in 2000.
          Wido Westbroek, Vice President and General Manager. Mr. Westbroek joined us in 2006 as Vice President, Operations of the Belgium On-Site division. His former career, spanning 18 years, was with Powerlasers, a developer and manufacturer of unique laser welding technology and a maker of auto parts for major automotive OEMs based in Canada and the US. Mr. Westbroek received his Bachelor of Science in Physics at the University of Waterloo in Ontario.
Cease Trade Orders, Bankruptcies, Penalties and Sanctions
          Between April 3, 2006 and May 3, 2006, Mr. Sardo, who was then a director of Royal Group Technologies Limited, was prohibited from trading in securities of Royal Group Technologies Limited pursuant to a management cease trade order issued by the Ontario Securities Commission in connection with the delay in filing of certain of Royal Group Technologies Limited’s financial statements.
          Except as described above, to our knowledge, none of our directors or executive officers is, or within the 10 years prior to the date hereof has been, a director, chief executive officer or chief financial officer of any company (including Hydrogenics) that, while that person was acting in that capacity, (i) was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days; or (ii) was subject to an event that resulted, after the director or executive officer ceased to be a director, chief executive officer or chief financial officer in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days.
          To our knowledge, none of our directors or executive officers or any shareholder holding a sufficient number of our securities to affect materially the control of Hydrogenics is, or within the 10 years prior to the date hereof has been, a director or executive officer of any company (including Hydrogenics) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.
          To our knowledge, none of our directors or executive officers or any shareholder holding a sufficient number of our securities to affect materially the control of Hydrogenics has, within the 10 years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

RISK FACTORS
          An investment in our securities involves risk. You should carefully consider the following risk factors, as well as the other information contained in and incorporated by reference into this prospectus, before deciding whether to invest in our securities. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.
Risk Factors Related to Our Financial Condition
We may be unable to raise additional capital to pursue our commercialization plans and may be forced to discontinue product development, reduce our sales and marketing efforts or forego attractive business opportunities.
          Based on our current business plan, we believe our existing cash balances and cash in operations will be sufficient to meet our anticipated cash needs for working capital expenditures for at least the next 12 months. We will also require additional capital to acquire or invest in complementary businesses or products, obtain the right to use complementary technologies or accelerate product development and commercialization activities. We will need to raise additional funds sooner if our estimates of revenues, costs and capital expenditures change or are inaccurate.
          If we are unable to raise additional capital or are unable to do so on acceptable terms, we will not be able to respond to the actions of our competitors or we may be prevented from conducting all or a portion of our planned operations. In particular, the development and commercialization of our products could be delayed or discontinued if we are unable to fund our research and product development activities or the development of our manufacturing capabilities. In addition, we may be forced to reduce our sales and marketing efforts or forego attractive business opportunities.
          If we issue additional equity securities to third parties in order to raise funds, the ownership percentage in our company of each of our existing shareholders will be reduced.
We have a limited operating history, and because our mix of revenues in the recent past does not reflect our current business strategy, it may be difficult to assess our business and future prospects.
          We commenced operations of our fuel cell test business in 1996 and since that time we have been engaged principally in the manufacture and sale of fuel cell test and diagnostic equipment, the provision of related engineering and testing services, and research and product development relating to fuel cell systems and subsystems. For the six months ended June 30, 2008, we derived $13.9 million, or 71%, of revenues from our sales of hydrogen generation products and services, $3.1 million, or 16%, of our revenues from sales of power products and services, and $2.5 million, or 13%, of our revenues from sales of fuel cell test equipment and services. For the year ended December 31, 2007, we derived $19.6 million, or 52%, of revenues from our sales of hydrogen generation products and services, $6.1 million, or 16%, of our revenues from sales of power products and services, and $12.3 million, or 32%, of our revenues from sales of fuel cell test equipment and services. For the year ended December 31, 2006, we derived $12.0 million, or 40%, of our revenues from sales of hydrogen generation products and services, $7 million, or 23%, of our revenues from sales of power products and services, and $11.1 million, or 37%, of our revenues from sales of fuel cell test equipment and services. For the year ended December 31, 2005, we derived $21.7 million from sales of hydrogen generation products and services, $3.9 million from sales of power products and services, and $11.6 million from sales of fuel cell test equipment and services. On November 7, 2007, we announced our decision to commence an orderly windup of our fuel cell test products, design, development and manufacturing business, which is anticipated to take up to two years to complete. Our current business strategy is to develop, manufacture and sell fuel cell power products in larger quantities. In addition, following our acquisition of Stuart Energy Systems Corporation (“Stuart Energy”) in January 2005, a significant part of our business now relates to hydrogen generation products. Because we have made limited sales of fuel cell power products to date and have added a new revenue stream with our hydrogen generation business, our historical operating data may be of limited value in evaluating our future prospects.

Because we expect to continue to incur net losses, we may not be able to implement our business strategy, and the price of our common shares may decline.
          We have not generated positive net income since the initial public offering of our shares in November 2000. Our current business strategy is to develop a portfolio of hydrogen and fuel cell products with market leadership positions for each product. In so doing, we will continue to incur significant expenditures for general administrative activities, including sales and marketing and research and development activities. As a result of these costs, we will need to generate and sustain significantly higher revenues and positive gross margins to achieve and sustain profitability. We incurred a net loss of $8.6 million for the six months ended June 30, 2008, a net loss of $27.1 million for the year ended December 31, 2007, a net loss of $130.8 million for the year ended December 31, 2006, and a net loss of $37.4 million for the year ended December 31, 2005. Our accumulated deficit as of June 30, 2008 was $286 million, as of December 31, 2007 was $277.1 million, as of December 31, 2006 was $249 million and as of December 31, 2005 was $118.3 million. Stuart Energy incurred a net loss of $16.6 million for the nine months ended September 30, 2004 and a net loss of $26.9 million for the year ended December 31, 2003. During that period, Stuart Energy never had a profitable quarter.
          We expect to incur significant operating expenses over the next several years. As a result, we expect to incur further losses in 2008 and 2009, and we may never achieve profitability. Accordingly, we may not be able to implement our business strategy, and the price of our common shares may decline.
Our quarterly operating results are likely to fluctuate significantly and may fail to meet the expectations of securities analysts and investors, and cause the price of our common shares to decline.
          Our quarterly revenues and operating results have varied significantly in the past and are likely to vary in the future. These quarterly fluctuations in our operating performance result from the length of time between our first contact with a customer and the recognition of revenue from sales to that customer. Our products are highly engineered and many are still in development stages; therefore, the length of time between approaching a customer and delivering our products to that customer can span quarterly periods. In many cases a customer’s decision to buy our products and services may require the customer to change its established business practices and to conduct its business in new ways. As a result, we must educate customers on the use and benefits of our products and services, which can require us to commit significant time and resources without necessarily generating any revenues. Many potential customers may wish to enter into trial arrangements with us in order to use our products and services on a trial basis. The success of these trials may determine whether or not the potential customer purchases our products or services on a commercial basis. Potential customers may also need to obtain approval at a number of management levels and one or more regulatory approvals, which may delay a decision to purchase our products.
          The length and variability of the sales cycles for our products make it difficult to forecast accurately the timing and amount of specific sales and corresponding revenue recognition. The delay or failure to complete one or more large sales transactions could significantly reduce our revenues for a particular quarter and we may expend substantial funds and management effort during our sales cycle with no assurance that we will successfully sell our products. As a result, our quarterly operating results are likely to fluctuate significantly and we may fail to meet expectations of securities analysts and investors, and the price of our common shares may decline.
Our ability to grow revenue and future prospects depends to a certain extent on General Motors’ commitment to the commercialization of fuel cell markets and our relationship with General Motors.
          General Motors, our largest shareholder, owns approximately 12.3% of our outstanding common shares and, pursuant to a strategic alliance to accelerate the development of fuel cell technology in global commercial markets, has certain rights in the development/licensing of our intellectual property, to exercise certain pre-emptive rights, including to acquire additional securities in certain circumstances, and to representation on our board.
          Under our strategic alliance with General Motors, where intellectual property is developed pursuant to our use of technology licenced from General Motors, we have committed to provide certain exclusive or non-exclusive licences in favour of General Motors and, in some cases, the intellectual property is jointly owned. As a result of such licences, we may be limited or precluded, as the case may be, in the exploitation of such intellectual property rights. We have also agreed to provide General Motors with certain services, access to technology and testing resources in connection with its fuel cell development program and we have agreed that all products, material hardware and resources purchased from us by General Motors will be at our most favourable commercial prices.
          Our ability to grow revenue and future prospects could be hurt if General Motors were to change its relationship with us. There is no guarantee that our interests will continue to be aligned with the interests of General Motors and that our relationship with General Motors will continue in its current form. Furthermore, any change in General Motors’ strategy with respect to fuel cells, whether as a result of market, economic or competitive pressure, could also harm our business. Such a change in strategy could include, for example, any decision by General Motors to:
•	alter its commitment to fuel cell technology in favour of competing technologies;

•	delay its introduction of fuel cell products and vehicles; or

•	increase the internal development of fuel cell products or purchase them from another supplier.
          In the event that we wish to liquidate or discontinue activity in the fuel cell business, or otherwise wish to transfer any of the intellectual property associated with General Motors’ proprietary fuel cell stack intellectual property developed using funds from General Motors, we are required to offer it first to General Motors.
          General Motors may have different interests than you have and therefore may make decisions that are adverse to your interests. See also “Risk Factors Related to Ownership of Our Common Shares”.
We currently depend upon a relatively limited number of customers for a majority of our revenues and a decrease in revenue from these customers could materially adversely affect our business, financial condition and results of operations.
          To date, a relatively limited number of customers have accounted for a majority of our revenues and we expect they will continue to do so for the foreseeable future. Our four largest customers accounted for 38% of our revenues for the six months ended June 30, 2008, 26% of our revenues for the year ended December 31, 2007, 31% of our revenues for the year ended December 31, 2006 and 31% for the year ended December 31, 2005. The identities of some of our largest customers have changed from year to year. Our arrangements with these customers are generally non-exclusive, have no volume commitments and are often on a purchase-order basis and we cannot be certain that customers that have accounted for significant revenue in past periods will continue to purchase our products and generate revenues. Accordingly, our revenue and results of operations may vary from period to period. We are also subject to credit risk associated with the concentration of our accounts receivable from these significant customers. If one or more of our significant customers were to cease doing business with us, significantly reduce or delay its purchases from us, or fail to pay on a timely basis, our business, financial condition and results of operations could be materially adversely affected.
Our operating results may be subject to currency fluctuation.
          Our monetary assets and liabilities denominated in currencies other than the U.S. dollar will give rise to a foreign currency gain or loss reflected in earnings. To the extent that the Canadian dollar or the euro continues to strengthen against the U.S. dollar, we may incur net foreign exchange losses on our net monetary asset balance which is denominated in those currencies. Such losses would be included in our financial results and, consequently, may have an adverse effect on our share price.
          As we currently have operations based in Canada and Europe, a significant portion of our expenses are in Canadian dollars and euros. However, a significant part of our revenues are currently generated in U.S. dollars and euros, and we expect that this will continue for the foreseeable future. In addition, we may be required to finance our European operations by exchanging Canadian dollars or U.S. dollars into euros. The exchange rates between the Canadian dollar, the U.S. dollar and the euro are subject to daily fluctuations in the currency markets and these fluctuations in market exchange rates are expected to continue in the future. Such fluctuations affect both our consolidated revenues as well as our consolidated costs. If the value of the U.S. dollar continues to weaken against the Canadian dollar or the euro, the profit margin on our products may be reduced. Also, changes in foreign exchange rates may affect the relative costs of operations and prices at which we and our foreign competitors sell products in the same market. We currently have limited currency hedging through financial instruments. We carry a portion of our short-term investments in Canadian dollars and euros.
Our insurance may not be sufficient.
          We carry insurance that we consider adequate having regard to the nature of the risks and costs of coverage. We may not, however, be able to obtain insurance against certain risks or for certain products or other resources located from time to time in certain areas of the world. We are not fully insured against all possible risks, nor are all such risks insurable. Thus, although we maintain insurance coverage, such coverage may not be adequate.
Certain external factors may affect the value of identifiable intangible assets and goodwill, which may require us to recognize an impairment charge.
          Identifiable intangible assets and goodwill arising from our acquisition of Stuart Energy in 2005 comprised approximately 9% of our total assets as at June 30, 2008 and 8% of our total assets as at December 31, 2007. Economic, market, legal, regulatory, competitive, customer, contractual and other factors may affect the value of identifiable intangible assets and goodwill. If any of these factors impair the value of these assets, accounting rules require us to reduce their carrying value and recognize an impairment charge, which would reduce our reported assets and earnings or increase the loss in the year the impairment charge is recognized.
Risk Factors Related to Our Business and Industry
We will need to recruit, train and retain key management and other qualified personnel to successfully expand our business.
          Our future success will depend in large part upon our ability to recruit and retain experienced research and development, engineering, manufacturing, operating, sales and marketing, customer service and management personnel. We compete in a new market and there are a limited number of people with the appropriate combination of skills needed to provide the services that our customers require. In the past, we have experienced difficulty in recruiting qualified personnel and we expect to experience continued difficulties in personnel recruiting. If we do not attract such personnel, we may not be able to expand our business. In addition, new employees generally require substantial training, which requires significant resources and management attention. Our success also depends upon retaining our key management, research, product development, engineering, marketing and manufacturing personnel. Even if we invest significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.
Significant markets for fuel cell and other hydrogen energy products may never develop or may develop more slowly than we anticipate, which would significantly harm our revenues and may cause us to be unable to recover the losses we have incurred and expect to incur in the development of our products.
          Significant markets may never develop for fuel cell and other hydrogen energy products or they may develop more slowly than we anticipate. Any such delay or failure would significantly harm our revenues and we may be unable to recover the losses we have incurred and expect to continue to incur in the development of our products. If this were to occur, we may never achieve profitability and our business could fail. Fuel cell and other hydrogen energy products represent an emerging market, and whether or not end-users will want to use them may be affected by many factors, some of which are beyond our control, including:
•	the emergence of more competitive technologies and products, including other environmentally clean technologies and products that could render our products obsolete;

•	the future cost of hydrogen and other fuels used by our fuel cell systems;

•	the future cost of membrane electrode assemblies used in our fuel cell systems;

•	the future cost of platinum group metals, a key catalyst used in our fuel cell and hydrogen generation systems;

•	the regulatory requirements of agencies, including the development of uniform codes and standards for fuel cell products, hydrogen refueling infrastructure and other hydrogen energy products;

•	government support by way of legislation, tax incentives, policies or otherwise, of fuel cell technology, hydrogen storage technology and hydrogen refueling technology;

•	the manufacturing and supply costs for fuel cell components and systems;

•	the perceptions of consumers regarding the safety of our products;

•	the willingness of consumers to try new technologies;

•	the continued development and improvement of existing power technologies; and

•	the future cost of fuels used in existing technologies.
Hydrogen may not be readily available on a cost-effective basis, in which case our fuel cell products may be unable to compete with existing power sources, and our revenues and results of operations would be materially adversely affected.
          If our fuel cell product customers are not able to obtain hydrogen on a cost-effective basis, we may be unable to compete with existing power sources, and our revenues and results of operations would be materially adversely affected. Our fuel cell products require oxygen and hydrogen to operate. While ambient air can typically supply the necessary oxygen, our fuel cells rely on hydrogen derived from water or from fuels such as natural gas, propane, methanol and other petroleum products. We manufacture and develop hydrogen generation systems called electrolyzers that use electricity to separate water into its constituent parts of hydrogen and oxygen. In addition, third parties are developing systems to extract, or reform, hydrogen from fossil fuels. Significant growth in the use of hydrogen-powered devices, particularly in the mobile market, may require the development of an infrastructure to deliver the hydrogen. There is no guarantee that such an infrastructure will be developed on a timely basis or at all. Even if hydrogen is available for our products, if its price is such that electricity or power produced by our systems would cost more than electricity provided through other means, we may be unable to compete successfully.
Changes in government policies and regulations could hurt the market for our products.
          The fuel cell and hydrogen industry is in its development phase and is not currently subject to industry-specific government regulations in Canada, the European Union and the United States as well as other jurisdictions, relating to matters such as design, storage, transportation and installation of fuel cell systems and hydrogen infrastructure products. However, given that the production of electrical energy has typically been an area of significant government regulation, we expect that we will encounter industry-specific government regulations in the future in the jurisdictions and markets in which we operate. For example, regulatory approvals or permits may be required for the design, installation and operation of stationary fuel cell systems under federal, state and provincial regulations governing electric utilities and mobile fuel cell systems under federal, state and provincial emissions regulations affecting automobile manufacturers. To the extent that there are delays in gaining such regulatory approval, our development and growth may be constrained. Furthermore, the inability of our potential customers to obtain a permit, or the inconvenience often associated with the permit process, could harm demand for fuel cell and other hydrogen products and, therefore, harm our business.
          Our business will suffer if environmental policies change and no longer encourage the development and growth of clean power technologies. The interest by automobile manufacturers in fuel cell technology has been driven in part by environmental laws and regulations. There is no guarantee that these laws and regulations will not change and any such changes could result in automobile manufacturers abandoning their interest in fuel cell powered vehicles. In addition, if current laws and regulations are not kept in force or if further environmental laws and regulations are not adopted, demand for vehicular fuel cells may be limited.
          The market for stationary and portable energy-related products is influenced by federal, state and provincial governmental regulations and policies concerning the electric utility industry. Changes in regulatory standards or public policy could deter further investment in the research and development of alternative energy sources, including fuel cells and fuel cell products, and could result in a significant reduction in the potential market demand for our products. We cannot predict how changing government regulation and policies regarding the electric utility industry will affect the market for stationary and portable fuel cell systems.
          Although the development of alternative energy sources, and in particular fuel cells, has been identified as a significant priority by many governments, we cannot be assured that governments will not change their priorities or that any such change would not materially affect our revenues and our business. If governments change their laws and regulations such that the development of alternative energy sources is no longer required or encouraged, the demand for alternative energy sources such as our fuel cell products may be significantly reduced or delayed and our sales would decline.
The development of uniform codes and standards for hydrogen powered vehicles and related hydrogen refueling infrastructure may not develop in a timely fashion, if at all.
          Uniform codes and standards do not currently exist for fuel cell systems, fuel cell components, hydrogen internal combustion engines or for the use of hydrogen as a vehicle fuel. Establishment of appropriate codes and standards is a critical element to allow fuel cell system developers, fuel cell component developers, hydrogen internal combustion engine developers, hydrogen infrastructure companies and hydrogen storage and handling companies to develop products that will be accepted in the marketplace.
          The development of hydrogen standards is being undertaken by numerous organizations. Given the number of organizations pursuing hydrogen codes and standards, it is not clear whether universally accepted codes and standards will result in a timely fashion, if at all.
We currently face and will continue to face significant competition from other developers and manufacturers of fuel cell power products, hydrogen generation systems and test and diagnostic equipment. If we are unable to compete successfully, we could experience a loss of market share, reduced gross margins for our existing products and a failure to achieve acceptance of our proposed products.
          In the commercial production of fuel cell power products, we compete with a number of companies that currently have fuel cell and fuel cell system development programs. We expect that several of these competitors will be able to deliver competing products to certain markets before we do. While our strategy is the development of fuel cell and hydrogen generation technologies for sale to end users, systems integrators, governments, OEMs and market channel partners, many of our competitors are developing products specifically for use in particular markets. These competitors may be more successful in penetrating their specific markets than we are. In addition, an increase in the popularity of fuel cell power in particular market channels may cause certain of our customers to develop and produce some or all of the fuel cell technologies that we are developing.
          In our markets for hydrogen generation systems, we compete with a number of companies that develop and manufacture hydrogen generation products based on on-site water electrolysis and/or reforming technologies. We also compete with suppliers of hydrogen gas that deliver hydrogen to the customer’s site in tube trailers or bottles or by pipeline. In many cases, these suppliers have established delivery infrastructure and customer relationships.
          Competition in the markets for fuel cell power modules, hydrogen generation equipment and fuel cell test stations are significant and will likely persist and intensify over time. We compete directly and indirectly with a number of companies that provide products and services that are competitive with all, some or part of our products and related services. Many of our existing and potential competitors have greater brand name recognition and their products may enjoy greater initial market acceptance among our potential customers. In addition, many of these competitors have significantly greater financial, technical, sales, marketing, distribution, service and other resources than we have and may also be better able to adapt quickly to customers’ changing demands and to changes in technology.
          If we are unable to continuously improve our products and if we cannot generate effective responses to our competitors’ brand power, product innovations, pricing strategies, marketing campaigns, partnerships, distribution channels, service networks and other initiatives, our ability to gain market share or market acceptance for our products could be limited, our revenues and our profit margins may suffer, and we may never become profitable.
We face competition for fuel cell power products and hydrogen generation products from developers and manufacturers of traditional technologies and other alternative technologies.
          Each of our target markets is currently served by existing manufacturers with existing customers and suppliers. These manufacturers use proven and widely accepted traditional technologies such as internal combustion engines and turbines, as well as coal, oil and nuclear powered generators. Additionally, there are competitors working on developing technologies that use other types of fuel cells and other alternative power technologies, advanced batteries and hybrid battery/internal combustion engines, which may compete for our target customers. Given that proton exchange membrane fuel cells have the potential to replace these existing power sources, competition in our target markets will also come from these traditional power technologies, from improvements to traditional power technologies and from new alternative power technologies, including other types of fuel cells. Demand for fuel cell test and diagnostic equipment is dependent on continued efforts to commercialize hydrogen-based fuel cell power technologies.
          If we are unable to continually improve our products and if we cannot generate effective responses to incumbent and/or alternative energy competitors’ brand power, product innovations, pricing strategies, marketing campaigns, partnerships, distribution channels, service networks and other initiatives, our ability to gain market share or market acceptance for our products could be limited, our revenues and our profit margins may suffer, and we may never become profitable.
Our strategy for the sale of fuel cell power products depends upon developing partnerships with governments and systems integrators, OEMs, suppliers and other market channel partners who will incorporate our products into theirs.
          Other than in a few specific markets, our strategy is to develop and manufacture products and systems for sale to governments and systems integrators, OEMs, suppliers and other market channel partners that have mature sales and distribution networks for their products. Our success may be heavily dependent upon our ability to establish and maintain relationships with these partners who will integrate our fuel cell products into their products and on our ability to find partners who are willing to assume some of the research and development costs and risks associated with our technologies and products. Our performance may, as a result, depend on the success of other companies, and there are no assurances of their success. We can offer no guarantee that governments and systems integrators, OEMs, suppliers and other market channel partners will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our products as components. The end products into which our fuel cell technology will be incorporated will be complex appliances comprising many components and any problems encountered by such third parties in designing, manufacturing or marketing their products, whether or not related to the incorporation of our fuel cell products, could delay sales of our products and adversely affect our financial results. Our ability to sell our products to the OEM markets depends to a significant extent upon our partners’ worldwide sales and distribution networks and service capabilities. In addition, some of our agreements with customers and partners require us to provide shared intellectual property rights in certain situations, and there can be no assurance that any future relationships that we enter into will not require us to share some of our intellectual property. Any change in the fuel cell, hydrogen or alternative fuel strategies of one of our partners could have a material adverse effect on our business and our future prospects.

          In addition, in some cases, our relationships are governed by a non-binding memorandum of understanding or a letter of intent. We cannot assure you that we will be able to successfully negotiate and execute definitive agreements with any of these partners, and failure to do so may effectively terminate the relevant relationship. We also have relationships with third party distributors who also indirectly compete with us. For example, we have targeted industrial gas suppliers as distributors of our hydrogen generators. Because industrial gas suppliers currently sell hydrogen in delivered form, adoption by their customers of our hydrogen generation products could cause them to experience declining demand for delivered hydrogen. For this reason, industrial gas suppliers may be reluctant to purchase or resell our hydrogen generators. In addition, our third party distributors may require us to provide volume price discounts and other allowances, or customize our products, either of which could reduce the potential profitability of these relationships.
We are dependent upon third party suppliers for key materials and components for our products. If these suppliers become unable or unwilling to provide us with sufficient materials and components on a timely and cost-effective basis, we may be unable to manufacture our products cost-effectively or at all, and our revenues and gross margins would suffer.
          We rely upon third party suppliers to provide key materials and components for our fuel cell power products, hydrogen generation products and fuel cell test equipment. A supplier’s failure to provide materials or components in a timely manner, or to provide materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, may harm our ability to manufacture our products cost-effectively or at all, and our revenues and gross margins might suffer. To the extent that we are unable to develop and patent our own technology and manufacturing processes, and to the extent that the processes that our suppliers use to manufacture materials and components are proprietary, we may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce commercially viable products.
We may not be able to manage successfully the expansion of our operations.
          The pace of our expansion in facilities, staff and operations has placed significant demands on our managerial, technical, financial and other resources. We will be required to make significant investments in our engineering and logistics systems and our financial and management information systems, as well as retaining, motivating and effectively managing our employees. Our management skills and systems currently in place may not enable us to implement our strategy or to attract and retain skilled management, engineering and production personnel. Our failure to manage our growth effectively or to implement our strategy in a timely manner may significantly harm our ability to achieve profitability.
If we do not properly manage foreign sales and operations, our business could suffer.
          We expect that a substantial portion of our future revenues will be derived from foreign sales. Our international activities may be subject to inherent risks, including regulatory limitations restricting or prohibiting the provision of our products and services, unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, fluctuations in currency exchange rates, foreign exchange controls that restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity and potentially adverse tax consequences resulting from operating in multiple jurisdictions. As a result, if we do not properly manage foreign sales and operations, our business could suffer.
We may acquire technologies or companies in the future, and these acquisitions could disrupt our business and dilute our shareholders’ interests.
     We may acquire additional technologies or other companies in the future and we cannot provide assurances that we will be able to successfully integrate their operations or that the cost savings we anticipate will be fully realized. Entering into an acquisition or investment entails many risks, any of which could materially harm our business, including:

•	diversion of management’s attention from other business concerns;

•	failure to effectively assimilate our acquired technology, employees or other assets into our business;

•	the loss of key employees from either our current business or the acquired business; and

•	assumption of significant liabilities of the acquired company.
          If we complete additional acquisitions, we may dilute the ownership of current shareholders. In addition, achieving the expected returns and cost savings from our past and future acquisitions will depend in part upon our ability to integrate the products and services, technologies, research and development programs, operations, sales and marketing functions, finance, accounting and administrative functions, and other personnel of these businesses into our business in an efficient and effective manner. We cannot ensure that we will be able to do so or that the acquired businesses will perform at anticipated levels. If we are unable to successfully integrate acquired businesses, our anticipated revenues may be lower and our operational costs may be higher.
We have no experience manufacturing our products on a large scale basis, and if we do not develop adequate manufacturing processes and capabilities to do so in a timely manner, we will be unable to achieve our growth and profitability objectives.
          We have manufactured only a limited number of products for prototypes and initial sales, and we have no experience manufacturing products on a large scale. In order to produce certain of our products at affordable prices we will have to manufacture a large volume of such products. We do not know when or whether we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market such products. Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers and the market. Our failure to develop these manufacturing processes and capabilities in a timely manner could prevent us from achieving our growth and profitability objectives.
Risk Factors Related to Our Products and Technology
We may never complete the development of commercially viable fuel cell power products and/or commercially viable hydrogen generation systems for new hydrogen energy applications, and if we fail to do so, we will not be able to meet our business and growth objectives.
          We have made commercial sales of fuel cell test and diagnostic equipment, generally on a purchase order basis, since our inception, and have only been engaged in the development of fuel cells, fuel cell power modules, integrated fuel cell systems and hydrogen refueling stations for a short period of time. Because our business and industry are still in the developmental stage, we do not know when or whether we will successfully complete research and development of commercially viable fuel cell power products and commercially viable hydrogen generation equipment for new hydrogen energy applications. If we do not complete the development of such commercially viable products, we will be unable to meet our business and growth objectives. We expect to face unforeseen challenges, expenses and difficulties as a developing company seeking to design, develop and manufacture new products in each of our targeted markets. Our future success also depends upon our ability to effectively market fuel cell products and hydrogen generation products once developed.
We must lower the cost of our fuel cell and hydrogen generation products and demonstrate their reliability, or consumers will be unlikely to purchase our products and we will therefore not generate sufficient revenues to achieve and sustain profitability.
          Fuel cells currently cost more than many established competing technologies, such as internal combustion engines and batteries. The price of fuel cell and hydrogen generation products is dependent largely upon material and manufacturing costs. We cannot guarantee that we will be able to lower these costs to a level where we will be able to produce a competitive product or that any product we produce using lower cost materials and manufacturing processes will not suffer from lower performance, reliability and longevity. If we are unable to produce fuel cell and hydrogen generation products that are competitive with other technologies in terms of price, performance, reliability and longevity, consumers will be unlikely to buy our fuel cell and hydrogen generation products. Accordingly, we would not be able to generate sufficient revenues with positive gross margins to achieve and sustain profitability.
Any failures or delays in field tests of our products could negatively affect our customer relationships and increase our manufacturing costs.
          We regularly field test our products and we plan to conduct additional field tests in the future. Any failures or delays in our field tests could harm our competitive position and impair our ability to sell our products. Our field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly, operator error and the failure to maintain and service the test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, field test programs, by their nature, may involve delays relating to product roll-out and modifications to product design, as well as third party involvement. Any problem or perceived problem with our field tests, whether it originates from our technology, our design, or third parties, could hurt our reputation and the reputation of our products and limit our sales. Such field test failures may negatively affect our relationships with customers, require us to extend field testing longer than anticipated before undertaking commercial sales and require us to develop further our technology to account for such failures prior to the field tests, thereby increasing our manufacturing costs.
The components of our products may contain defects or errors that could negatively affect our customer relationships and increase our development, service and warranty costs.
          Our products are complex and must meet the stringent technical requirements of our customers. The software and other components used in our fuel cell and hydrogen generation products may contain undetected defects or errors, especially when first introduced, which could result in the failure of our products to perform, damage to our reputation, delayed or lost revenue, product returns, diverted development resources and increased development, service and warranty costs.
Rapid technological advances or the adoption of new codes and standards could impair our ability to deliver our products in a timely manner and, as a result, our revenues would suffer.
          Our success depends in large part on our ability to keep our products current and compatible with evolving technologies, codes and standards. Unexpected changes in technology or in codes and standards could disrupt the development of our products and prevent us from meeting deadlines for the delivery of products. If we are unable to keep pace with technological advancements and adapt our products to new codes and standards in a timely manner, our products may become uncompetitive or obsolete and our revenues would suffer.
We depend upon intellectual property and our failure to protect that intellectual property could adversely affect our future growth and success.
          Failure to protect our intellectual property rights may reduce our ability to prevent others from using our technology. We rely on a combination of patent, trade secret, trademark and copyright laws to protect our intellectual property. Some of our intellectual property is currently not covered by any patent or patent application. Patent protection is subject to complex factual and legal criteria that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot be assured that:
•	any of the United States, Canadian or other patents owned by us or third party patents licensed to us will not be invalidated, circumvented, challenged, rendered unenforceable, or licensed to others; or

•	any of our pending or future patent applications will be issued with the breadth of protection that we seek, if at all.
          In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited, not applied for or unenforceable in foreign countries.
          Furthermore, although we typically retain sole ownership of the intellectual property we develop, in certain circumstances, such as with Dow Corning and General Motors, we provide for shared intellectual property rights. For instance, where intellectual property is developed pursuant to our use of technology licensed from General Motors, we have committed to provide certain exclusive or non-exclusive licences in favour of General Motors, and in some cases the intellectual property is jointly owned. As a result of these licences, we may be limited or precluded, as the case may be, in the exploitation of such intellectual property rights.
          We have also entered into agreements with other customers and partners that involve shared intellectual property rights. Any developments made under these agreements will be available for future commercial use by all parties to the agreement.
          We also seek to protect our proprietary intellectual property through contracts including, when possible, confidentiality agreements and inventors’ rights agreements with our customers and employees. We cannot be sure that the parties that enter into such agreements with us will not breach them, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. If necessary or desirable, we may seek licences under the patents or other intellectual property rights of others. However, we cannot be sure that we will obtain such licences or that the terms of any offered licences will be acceptable to us. Our failure to obtain a license from a third party for intellectual property we use in the future could cause us to incur substantial liabilities and to suspend the manufacture and shipment of products or our use of processes that exploit such intellectual property.
Our involvement in intellectual property litigation could negatively affect our business.
          Our future success and competitive position depend in part upon our ability to obtain or maintain the proprietary intellectual property used in our principal products. In order to establish and maintain such a competitive position we may need to prosecute claims against others who we believe are infringing our rights and defend claims brought by others who believe that we are infringing their rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the sale of any products involved or the use or licensing of related intellectual property and divert the efforts of our technical and management personnel from their principal responsibilities, regardless of whether such litigation is resolved in our favour. If we are found to be infringing on the intellectual property rights of others, we may, among other things, be required to:
•	pay substantial damages;

•	cease the development, manufacture, use, sale or importation of products that infringe upon such intellectual property rights;

•	discontinue processes incorporating the infringing technology;

•	expend significant resources to develop or acquire non-infringing intellectual property; or

•	obtain licences to the relevant intellectual property.
          We cannot offer any assurance that we will prevail in any such intellectual property litigation or, if we were not to prevail in such litigation, that licences to the intellectual property that we are found to be infringing upon would be available on commercially reasonable terms, if at all. The cost of intellectual property litigation as well as the damages, licensing fees or royalties that we might be required to pay could have a material adverse effect on our business and financial results.

Our products use flammable fuels that are inherently dangerous substances and could subject us to product liabilities.
          Our financial results could be materially impacted by accidents involving either our products or those of other fuel cell manufacturers, either because we face claims for damages or because of the potential negative impact on demand for fuel cell products. Our products use hydrogen, which is typically generated from gaseous and liquid fuels such as propane, natural gas or methanol in a process known as reforming. While our fuel cell products do not use these fuels in a combustion process, natural gas, propane and other hydrocarbons are flammable fuels that could leak and then combust if ignited by another source. In addition, certain of our OEM partners and customers may experience significant product liability claims. As a supplier of products and systems to these OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. We may be named in product liability claims even if there is no evidence that our systems or components caused the accidents. Product liability claims could result in significant losses from expenses incurred in defending claims or the award of damages. Since our products have not yet gained widespread market acceptance, any accidents involving our systems, those of other fuel cell products or those used to produce hydrogen could materially impede acceptance of our products. In addition, although our management believes that our liability coverage is currently adequate to cover these risks, we may be held responsible for damages beyond the scope of our insurance coverage.
Risk Factors Related to Ownership of Our Common Shares
If we fail to maintain the requirements for continued listing on Nasdaq, our common shares could be delisted from trading on Nasdaq, which would materially adversely affect the liquidity of our common shares, the price of our commons shares, and our ability to raise additional capital.
          Failure to meet the applicable continued listing requirements of Nasdaq could result in our common shares being delisted from Nasdaq. In the past we have been unable to meet the continued listing requirements of Nasdaq and may not be able to meet the requirements in the future. On May 10, 2007 and February 19, 2008, we received notices from Nasdaq informing us that we failed to maintain a minimum closing bid price on Nasdaq of at least $1.00 per share for our common shares for 30 consecutive business days, as we are required to do under Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). On both occasions, we were given 180 days to regain compliance by having the bid price of our common shares close at $1.00 per share or more for a minimum of 10 consecutive business days prior to the end of the 180-day period. While we regained compliance on both occasions, we can give no assurances that we will be able to maintain future compliance with the Minimum Bid Price Rule or all of the continued listing requirements of Nasdaq. While we may explore various actions to meet the Minimum Bid Price Rule, including implementing a share consolidation, there is no guarantee that any such action will be successful in bringing us into, or maintaining, compliance.
          If, in the future, we fail to satisfy Nasdaq’s continued listing requirements, our common shares could be delisted from Nasdaq, in which case we may transfer to the Nasdaq Capital Market, which generally has lower financial requirements for initial listing or, if we fail to meet its listing requirements, the over-the-counter bulletin board. However, there can be no assurance that our common shares will be eligible for trading on any such alternative exchanges or markets in the United States.
          If we are delisted from Nasdaq, it would materially reduce the liquidity of our common shares, impact the price of our common shares, and impair our ability to raise financing.
In order to comply with Nasdaq’s Minimum Bid Price Rule we may implement a share consolidation, which could adversely affect our common share price and its liquidity.
          We may implement a share consolidation in order to comply with Nasdaq’s Minimum Bid Price Rule. In light of the Company’s past non-compliance with the Minimum Bid Price Rule, our shareholders approved a special resolution at the Company’s annual and special meeting of shareholders on May 6, 2008 to amend our articles of incorporation to allow for a consolidation of our issued and outstanding common shares. This special resolution gave authority to our board of directors, in its sole discretion, to implement a share consolidation at any time prior to March 10, 2009 and to select the exact consolidation ratio, provided that (i) the ratio may be no smaller than one post-consolidation share for every five pre-consolidation shares, and no larger than one post-consolidation share for every 10 pre-consolidation shares, and (ii) the number of pre-consolidation shares in the ratio must be a whole number of shares.
          Notwithstanding approval of the share consolidation by our shareholders, our board of directors, in its sole discretion, may revoke the special resolution and abandon the share consolidation without further approval or action by or prior notice to shareholders. The TSX has conditionally approved the share consolidation and implementation of the share consolidation is subject to the Company fulfilling all requirements of the TSX.
          While such share consolidation could bring us back into compliance with the listing requirements of Nasdaq, there can be no assurance that any increase in the market price of our common shares resulting from a share consolidation, if implemented, would be sustainable since there are numerous factors and contingencies that would affect such price, including the market conditions for our common shares at the time, our reported results of operations in future periods and general economic, geopolitical, stock market and industry conditions. Accordingly, the total market capitalization of our common shares after a share consolidation may be lower than the total market capitalization before such share consolidation and, in the future, the market price of our common shares may not exceed or remain higher than the market price prior to such share consolidation. There can be no assurance that a share consolidation would result in a per share market price that attracts institutional investors or investment funds, or that such price would satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common shares may not improve as a result of a share consolidation. Furthermore, the liquidity of our common shares could be adversely affected by the reduced number of our common shares that would be outstanding after the share consolidation.
If at any time we qualify as a passive foreign investment company under United States tax laws, our shareholders may be subject to adverse tax consequences.
          We would be a passive foreign investment company if 75% or more of our gross income in any year is considered “passive income” for United States tax purposes. For this calculation, passive income generally includes interest, dividends, some types of rents and royalties, and gains from the sale of assets that produce these types of income. In addition, we would be classified as a passive foreign investment company if the average percentage of our assets during any year that produced passive income, or that were held to produce passive income, is at least 50%.
          We were not a passive foreign investment company for United States federal income tax purposes for the taxable year ending December 31, 2007. However, since the determination of whether we are a passive foreign investment company is based on the composition of our income and assets from time to time, and since the market value of our common shares is likely to fluctuate, there can be no assurance that we will not be considered a passive foreign investment company in another fiscal year. If we are classified as a passive foreign investment company, this characterization could result in adverse United States tax consequences for our shareholders resident in the United States, including having a gain recognized on the sale of our common shares being treated as ordinary income that is not eligible for the lower tax rate applicable to certain dividends and having potential punitive interest charges apply to such sale proceeds.
          United States shareholders should consult their own United States tax advisors with respect to the United States tax consequences of holding our common shares and annually determine whether we are a passive foreign investment company.
A limited number of shareholders individually or collectively own a significant portion of our common shares and may act, or prevent corporate actions, to the detriment of other shareholders.
          A limited number of shareholders, including our founders and General Motors, currently own a significant portion of our outstanding common shares. General Motors currently owns approximately 12.3% of our outstanding common shares. Accordingly, these shareholders may exercise significant influence over matters requiring shareholder approval, including the election of a majority of our directors and the determination of significant corporate actions. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our shareholders.

          In addition to General Motors’ current ownership of our common shares, pursuant to our strategic alliance with General Motors, for so long as General Motors holds at least 10% of our outstanding shares, if any of our founders, Pierre Rivard, Joseph Cargnelli or Boyd Taylor, wish to transfer (i) all or substantially all of their shares to any person, or (ii) any of their shares to a person actively competing with General Motors in the automotive or fuel cell industry, he must first offer the shares to General Motors. Moreover, if we issue additional equity securities or securities convertible into equity securities for cash consideration, we have granted General Motors the right to participate in such offering on a pro rata basis based on the fully diluted number of common shares that it holds, subject to certain limited exceptions. We have also agreed that one director nominated by General Motors shall be included in the slate of directors that is presented to shareholders for approval at our general meeting. As a principal shareholder and party to the strategic alliance and representative on our board, General Motors has the ability to influence our corporate actions and in a manner that may be adverse to your interests.
Future sales of common shares by our principal shareholders could cause our share price to fall and reduce the value of a shareholder’s investment.
          If our principal shareholders, including our founders, sell substantial amounts of their common shares in the public market, the market price of our common shares could fall and the value of a shareholder’s investment could be reduced. The perception among investors that these sales may occur could have a similar effect. Share price declines may be exaggerated if the low trading volume that our common shares have experienced to date continues. These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities.
Our articles of incorporation authorize us to issue an unlimited number of common and preferred shares, and significant issuances of common or preferred shares could dilute the share ownership of our shareholders, deter or delay a takeover of us that our shareholders may consider beneficial or depress the trading price of our common shares.
          Our articles of incorporation permit us to issue an unlimited number of common and preferred shares. If we were to issue a significant number of common shares, it would reduce the relative voting power of previously outstanding shares. Such future issuances could be at prices less than our shareholders paid for their common shares. If we were to issue a significant number of common or preferred shares, these issuances could also deter or delay an attempted acquisition of us that a shareholder may consider beneficial, particularly in the event that we issue preferred shares with special voting or dividend rights. While Nasdaq and TSX rules may require us to obtain shareholder approval for significant issuances, we would not be subject to these requirements if we ceased, voluntarily or otherwise, to be listed on Nasdaq and the TSX. Significant issuances of our common or preferred shares, or the perception that such issuances may occur, could cause the trading price of our common shares to drop.
U.S. investors may not be able to enforce U.S. civil liability judgments against us or our directors and officers.
          We are organized under the laws of Canada. A majority of our directors and officers are residents of Canada and all or a substantial portion of their assets and substantially all of our assets are located outside of the United States. As a result, it may be difficult for U.S. holders of our common shares to effect service of process on these persons within the United States or to realize in the United States upon judgments rendered against them. In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, claims against us or such persons predicated upon the U.S. federal securities laws.
Our share price is volatile and we may continue to experience significant share price and volume fluctuations.
          Since our common shares were initially offered to the public in November 2000, the stock markets, particularly in the technology and alternative energy sectors, and our share price have experienced significant price and volume fluctuations. Our common shares may continue to experience volatility for reasons unrelated to our own operating performance, including:

•	performance of other companies in the fuel cell or alternative energy business;

•	news announcements, securities analysts’ reports and recommendations and other developments with respect to our industry or our competitors; or

•	changes in general economic conditions.
As at September 14, 2008 there were 6,302,928 options to purchase our common shares. If these securities are exercised, our shareholders will incur substantial dilution.
          A significant element in our plan to attract and retain qualified personnel is the issuance to such persons of options to purchase our common shares. As at September 14, 2008, we have issued and outstanding 6,302,928 options to purchase our common shares at an average price of Cdn$3.67 per common share. Accordingly, to the extent that we are required to issue significant numbers of options to our employees, and such options are exercised, you could experience significant dilution.
USE OF PROCEEDS
          The securities offered by this prospectus may be offered from time to time at the discretion of the Company in one or more series or issuances with an aggregate offering amount not to exceed US$50,000,000. The net proceeds derived from the issue of the securities, or any one of them, under any prospectus supplement will be the aggregate offering amount thereof less any commission and other issuance costs paid in connection therewith. The net proceeds cannot be estimated as the amount thereof will depend on the number and price of the securities issued under any prospectus supplement. We will set forth information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering. We will not receive any proceeds from any sales of securities by any selling securityholders.
          We may, from time to time, issue debt instruments, incur additional indebtedness and issue equity securities or warrants other than through the issue of securities pursuant to this prospectus.
DESCRIPTION OF COMMON SHARES AND PREFERRED SHARES
          The following briefly summarizes the provisions of our articles of incorporation, including a description of our share capital. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our articles of incorporation.
          Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series. As at September 12, 2008, there were 92,405,666 common shares and no preferred shares issued and outstanding.
Common Shares
Dividend Rights
          Holders of common shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares, to receive dividends as and when declared by our board of directors.
Voting Rights
          Holders of common shares are entitled to receive notice of and to attend all meetings of our shareholders and to vote at such meetings, except meetings at which only holders of a specific series of shares are entitled to vote. Each common share carries one vote on all matter to be voted on by our shareholders.

Preemptive, Subscription, Redemption and Conversion Rights
          Common shares do not carry pre-emptive rights or rights of conversion into any other securities. However, we have granted General Motors a pre-emptive right whereby so long as General Motors holds at least 10% of our outstanding common shares, in the event that any of our founders, Pierre Rivard, Joseph Cargnelli or Boyd Taylor, wish to transfer (i) all or substantially all of their common shares to any person, or (ii) any of their common shares to a person actively competing with General Motors in the automotive or fuel cell industry, he must first offer the common shares to General Motors. In addition, in the event that we issue additional equity securities or securities convertible into equity securities for cash consideration, General Motors has been granted the right to participate in such offering on a pro rata basis based on the fully diluted number of common shares that it holds. General Motors’ pre-emptive right is subject to certain limited exceptions, including the issuance of common shares in connection with acquisitions.
Liquidation Rights
          Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the common shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares, to share ratably in all of our assets remaining after payment of all liabilities.
Preferred Shares
          As you read this section, please remember that the specific terms of your series of preferred shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are differences between your prospectus supplement and this prospectus, your prospectus supplement will govern. Thus, the statements we make in this section may not apply to your series of preferred shares.
          Reference to a series of preferred shares means all of the preferred shares issued as part of the same series and having the attributes set out in our articles of incorporation. Reference to your prospectus supplement means the prospectus supplement describing the specific terms of the preferred shares you purchase. The terms in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.
          Under our articles of incorporation, our board of directors is authorized, subject to Canadian law, without shareholder approval, from time to time to issue an unlimited number of preferred shares in one or more series. Our board of directors can fix the designations, powers, preferences, privileges and relative participating, optional or special rights of any preferred shares including any qualifications, limitations or restrictions. Preferred shares are entitled to priority over our common shares as to dividend rights, conversion rights, voting rights, redemption and liquidation preferences. Preferred shares may be convertible into shares of any other series or class of shares if our board of directors so determines. Our board of directors may fix the terms of the series of preferred shares it designates subject to the issue of a certificate of amendment setting forth the designation, rights, privileges, restrictions and conditions attaching to the preferred shares of the series.
          The prospectus supplement relating to the particular series of preferred shares will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable;
•	the offering price at which we will issue the preferred shares;

•	the title and designation of number of shares of the series of preferred shares;

•	the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or non-cumulative, and, if cumulative, the dates from which dividends will begin to accumulate;

•	any conversion or exchange rights;

•	whether the preferred shares will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our articles of incorporation.
          The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, and will be entitled to a preference over our common shares. If any amount of cumulative dividends, whether or not declared, or declared non-cumulative dividends or amount payable on any such distribution of assets constituting a return of capital in respect of the preferred shares of any series is not paid in full, the preferred shares of such series shall participate rateably with the preferred shares of every other series in respect of all such dividends and amounts.
          We will deliver an undertaking to the securities regulatory authority in each of the provinces of Canada, except Québec, that we will not distribute exchangeable preferred shares separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the exchangeable preferred shares to be distributed separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the exchangeable preferred shares will be distributed.
DESCRIPTION OF DEBT SECURITIES
          We may issue debt securities, including convertible debt securities, from time to time in one or more series. The specific terms relating to any of our debt securities that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of the debt securities offered. As required by U.S. federal law and in conformity with the applicable laws of Canada, for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the indenture. Second, the trustee performs certain administrative duties for us. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement. You should read the applicable prospectus supplement for the terms of the series of debt securities offered.

DESCRIPTION OF WARRANTS
          The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We will deliver an undertaking to the securities regulatory authority in each of the provinces of Canada, except Québec, that we will not distribute warrants separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the warrants to be distributed separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the warrants will be distributed.
          We may issue warrants for the purchase of common shares, preferred shares or debt securities. Warrants may be issued independently or together with common shares, preferred shares or debt securities offered by any prospectus supplement and may be attached to, or separate from, any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by, reference to the applicable warrant agreement. The specific terms of the warrants, and the extent to which the general terms described in this section apply to those warrants, will be set forth in the applicable prospectus supplement.
Debt Warrants
          The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:
•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of principal United States and Canadian federal income tax considerations;

•	the anti-dilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.
Share Warrants
          The prospectus supplement relating to any particular issue of common share warrants or preferred share warrants will describe the terms of such warrants, including the following:
•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the common shares or series of preferred shares purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of common shares or preferred shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of principal United States and Canadian federal income tax considerations;

•	the anti-dilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.
Exercise of Warrants
          A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement.
          Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
          Warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.
DESCRIPTION OF SHARE PURCHASE CONTRACTS
          We may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of our common shares or preferred shares, as applicable, at a future date or dates. We will deliver an undertaking to the securities regulatory authority in each of the provinces of Canada, except Québec, that we will not distribute share purchase contracts to any member of the public in Canada unless the prospectus supplement containing the specific terms of the share purchase contracts to be distributed is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces of Canada where the share purchase contracts will be distributed.
          The price per common share or preferred share, as applicable, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula contained in the share purchase contracts. We may issue share purchase contracts in accordance with applicable laws and in such amounts and in as many distinct series as we wish.
          The applicable prospectus supplement may contain, where applicable, the following information about the share purchase contracts issued under it:
•	whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common shares or preferred shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the share purchase contracts are to be prepaid or not;

•	whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value or performance of our common shares or preferred shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts; and

•	whether the share purchase contracts will be issued in fully registered or global form.

          The applicable prospectus supplement will describe the terms of any share purchase contracts. The preceding description and any description of share purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the share purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such share purchase contracts.
DESCRIPTION OF UNITS
          The following description of the terms of the units sets forth certain general terms and provisions of the units to which any prospectus supplement may relate. We will deliver an undertaking to the securities regulatory authority in each of the provinces of Canada, except Québec, that we will not distribute units comprised of one or more of exchangeable preferred shares, warrants, or share purchase contracts separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the units to be distributed separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the units will be distributed.
          We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
          The applicable prospectus supplement may describe:
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.
          The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION
We may issue the securities offered by this prospectus for cash or other consideration:

•	to or through underwriters, dealers, placement agents or other intermediaries, or

•	directly to one or more purchasers, provided that applicable exemptions are available or have been obtained.

The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of the securities, including:
•	the name or names of any underwriters, dealers or other placement agents,

•	the purchase price of, and form of consideration for, the securities and the proceeds, if any, to us from such sale or exchange,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any offering price, and

•	any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.
          Only underwriters named in the prospectus supplement are deemed to be underwriters in connection with the securities offered by that prospectus supplement.
          Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the U.S. Securities Act of 1933 and Canadian provincial securities legislation, or to contributions with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
          In connection with any offering of securities (excluding at-the-market distributions of equity securities), the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter or dealer involved in any at-the-market distribution of equity securities, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer has over-allotted, or will over-allot, securities in connection with the distribution or effect any other transactions that are intended to stabilize or maintain the market price of the securities.
          Without limiting the generality of the foregoing, we also may issue some or all of the securities offered by this prospectus in exchange for property, including securities or assets of ours or of other companies which we may acquire in the future.
          A selling securityholder may offer securities using any of the methods described above through underwriters, dealers or other placement agents or in direct sales. The applicable prospectus supplement will describe the selling securityholder’s method of distribution, will name any underwriter, dealer or other placement agent of the selling securityholder and will describe the compensation to be paid to any of these parties. See “Selling Securityholders”.

SELLING SECURITYHOLDERS
          Securities may be sold under this prospectus by way of secondary offering by or for the account of our securityholders who may include certain directors, executive officers, employees or certain other holders of our securities. The prospectus supplement for or including any offering of securities by selling securityholders will include the following information:
•	the names of the selling securityholders;

•	the number of securities owned by each of the selling securityholders;

•	the number of securities being distributed for the accounts of the selling securityholders;

•	the number of the securities of the Company of any class to be owned by the selling securityholders after the distribution and the percentage that number represents of the total number of securities of that class outstanding;

•	whether the securities are owned by the selling securityholder both of record and beneficially, of record only, or beneficially only;

•	the date or dates the selling securityholder acquired the securities; and

•	if the selling securityholder acquired any securities in the 12 months preceding the date of the preliminary short form base shelf prospectus, the cost thereof to the securityholder in the aggregate and on a per security basis.
EARNINGS COVERAGE RATIOS
          If we offer any preferred shares or any debt securities having a term to maturity in excess of one year under this prospectus, the prospectus supplement will include earnings coverage ratios giving effect to the issue of such securities.
CERTAIN INCOME TAX CONSIDERATIONS
          The applicable prospectus supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.
          The applicable prospectus supplement may also describe certain U.S. federal income tax considerations generally applicable to the purchase, holding and disposition of the securities by an investor who is a United States person, including, to the extent applicable, certain relevant U.S. federal income tax rules pertaining to capital gains and ordinary income treatment, original issue discount, whether or not we will be considered a passive foreign investment company (and if so, the tax consequences to a United States shareholder), backup withholding and the foreign tax credit, and any consequences relating to securities payable in a currency other than U.S. dollars, issued at an original discount for U.S. federal income tax purposes or containing early redemption provisions or other special terms.

DOCUMENTS INCORPORATED BY REFERENCE
          The following documents filed by us with the securities commission or similar authority in each of the provinces of Canada and filed with or furnished to the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, are specifically incorporated by reference in this prospectus:
1.	our annual information form for the year ended December 31, 2007, dated March 7, 2008;
2.	our audited consolidated financial statements and the notes thereto, including balance sheets as at December 31, 2007 and 2006, and the related consolidated statements of operations and deficit, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007, and including management’s report on internal control over financial reporting set out on page 32 of the Company’s 2007 Annual Report, together with the report of the auditors on these consolidated financial statements and on the effectiveness of internal control over financial reporting;
3.	management’s discussion and analysis of financial condition and results of operations for the annual consolidated financial statements as at and for the periods referred to in paragraph 2;
4.	our unaudited consolidated financial statements for the six month period ended June 30, 2008;
5.	management’s interim discussion and analysis of financial condition and results of operations for the period referred to in paragraph 4; and
6.	our management information circular dated March 10, 2008 in connection with the annual and special meeting of shareholders held on May 6, 2008.
          Any documents of the types referred to in paragraphs 1 through 6 above and any interim financial statements, business acquisition reports or material change reports (excluding confidential material change reports) filed by us with the securities regulatory authorities in Canada or filed with or furnished to the SEC after the date of this prospectus and prior to the termination of any offering of securities hereunder shall be deemed to be incorporated by reference into this prospectus. In addition, any report filed with or furnished to the SEC by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or submitted by us to the SEC pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934, as amended, after the date of this prospectus shall be deemed to be incorporated by reference into this prospectus and the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such report.
          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
          Upon a new annual information form and new annual financial statements being filed with and, accepted by the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, material change reports and information circulars filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of securities hereunder.

          A prospectus supplement containing the specific terms of an offering of our securities will be delivered to purchasers of such securities together with this prospectus and will be deemed to be incorporated into this prospectus as of the date of such prospectus supplement but only for purposes of the offering of securities covered by that prospectus supplement.
          When we update our disclosure of interest coverage ratios by a prospectus supplement, the prospectus supplement filed with applicable securities regulatory authorities that contains the most recent updated disclosure of interest coverage ratios and any prospectus supplement supplying any additional or updated information we may elect to include (provided that such information does not describe a material change that has not already been the subject of a material change report or a prospectus amendment) will be delivered to purchasers of securities together with this prospectus and will be deemed to be incorporated into this prospectus as of the date of the prospectus supplement.
          Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Lawrence E. Davis, Chief Financial Officer, at 5985 McLaughlin Road, Mississauga, Ontario, Canada L5R 1B8. Copies of documents that we have filed with the securities regulatory authorities in Canada may be obtained over the Internet at the Canadian Securities Administrators’ website at www.sedar.com.
          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file or furnish reports and other information with or to the SEC. Our recent SEC filings may be obtained over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file or furnish with or to the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.
LEGAL MATTERS
          Certain legal matters relating to the securities offered by this short form base shelf prospectus will be passed upon on our behalf by Torys LLP. As of the date hereof, the lawyers of Torys LLP, directly or indirectly, in aggregate, own less than one percent of our outstanding common shares.
EXPERTS
          The consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007 and management’s assessment of effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2007 incorporated into this prospectus by reference have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Chartered Accountants, Royal Trust Tower, Suite 3000, P.O. Box 82, 77 King Street West, Toronto, Ontario, Canada M5K 1G8, given on the authority of said firm as experts in accounting and auditing.
AUDITORS, TRANSFER AGENTS AND REGISTRARS
          Our auditors are PricewaterhouseCoopers LLP, Chartered Accountants, Royal Trust Tower, Suite 300, P.O. Box 82, 77 King Street West, Toronto, Ontario, Canada M5K 1G8.
          Our transfer agent and registrar in Canada is CIBC Mellon Trust Company at its principal office in Toronto, Ontario, Canada and the co-transfer agent and co-registrar for our common shares in the United States is Chase Mellon Shareholders Services LLC at its offices in New York, New York.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION
          Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

AUDITORS’ CONSENT
     This consent has been issued solely to comply with the requirements of Canadian generally accepted auditing standards and is neither required nor intended to satisfy the requirements of Canadian securities legislation or the Securities Act of 1933.
     We have read the short form base shelf prospectus (the “prospectus”) of Hydrogenics Corporation (the “company”) dated September  ■  , 2008 which may allow the company to offer for sale from time to time common shares, preferred shares, debt securities, warrants, share purchase contracts and units in the aggregate amount of US$50,000,000. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
     We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the company dated March 7, 2008 on the consolidated balance sheets of the company as at December 31, 2007 and 2006 and the consolidated statements of operations and deficit, shareholders’ equity and cash flows for the each of the years in the three year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as at December 31, 2007.
■
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario, Canada
September  ■  , 2008

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CERTIFICATE OF THE COMPANY
Date:  September 15, 2008
          This short form prospectus, together with the documents incorporated in the prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of each of the provinces of Canada, except Québec.

(Signed)	Daryl Wilson	(Signed)	Lawrence E. Davis
	President and		Chief Financial Officer
Chief Executive Officer
On behalf of the Board of Directors

(Signed)	Norman M. Seagram	(Signed)	V. James Sardo
	Director		Director

C-1

PART II
INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS
Indemnification of Certain Persons
Section 124 of the Canada Business Corporations Act, or the CBCA, provides:
(1)	A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2)	A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

(3)	A corporation may not indemnify an individual under subsection (1) unless the individual: (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4)	A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5)	Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (b) fulfils the conditions set out in subsection (3).

(6)	A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual (a) in the individual’s capacity as a director or officer of the corporation; or (b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7)	A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8)	An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9)	On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.
In accordance with the CBCA, the By-laws of Hydrogenics Corporation (the “Company”) provide that:
Subject to the provisions of the CBCA, the Company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or at the Company’s request on behalf of any such body corporate), and such director or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which such director or officer is made a party by reason of being or having been a director or officer of the Company or such body corporate (or by reason of having undertaken such liability); and the Company shall with the approval of the court indemnify a person in respect of an action by or on behalf of the Company or body corporate to procure a judgment in its favour, to which such person is made a party by reason of being or having been a director or an officer of the Company or body corporate, against all costs, charges and expenses reasonably incurred by such director or officer in connection with such action if in case such director or officer:
(a)	acted honestly and in good faith with a view to the best interests of the Company; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
Notwithstanding the foregoing, the Company shall, without requiring the approval of a court, indemnify any person referred to above, in respect of an action by or on behalf of the Company or body corporate to procure a judgment in its favour who has been substantially successful on the merits in the defence of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or body corporate, against all costs, charges and expenses reasonably incurred by such person in respect of such action or proceeding, provided that such person has satisfied the appropriate conditions in (a) and (b) above.
The Company may also indemnify such person in such other circumstances as the CBCA or law permits or requires. These provisions shall be in addition to and not in substitution for any rights, immunities and protections to which any director or officer is otherwise entitled.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
The Company has entered into indemnification agreements with each of its directors and officers (each an “Indemnified Party”) pursuant to which the Company has agreed to indemnify and save harmless the Indemnified Party (i) from and against all costs, charges and expenses reasonably incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other proceeding to which the Indemnified Party is involved by reason of being or having been a director and/or officer; and (ii) from and against all liabilities, damages, costs, charges and expenses whatsoever that the Indemnified Party may sustain or incur as a result of serving as a director and/or officer in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by the Indemnified Party as a director and/or officer, whether before or after the effective date of the indemnification agreement.

The indemnification provided to the Indemnified Party is only available if the Indemnified Party meets the standards of conduct set out in the applicable indemnification agreement, meaning that the Indemnified Party acted honestly and in good faith with a view to the best interests of the Company, and in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful.
The Company has purchased liability insurance for the benefit of itself and the directors and officers of the Company and certain subsidiaries. Protection is provided to directors and officers for wrongful acts, including any actual or alleged error, misstatement, misleading statement, act, omission, neglect, or breach of duty by any director or officer in his or her insured capacity. The insurance coverage has an annual policy limit of US$20 million plus an additional US$10 million available to directors and officers exclusively for non-indemnifiable claims. There is a deductible per claim of US$500,000 for each indemnifiable securities claim or oppressive conduct claim and US$250,000 for any other claim against the Company. There is no deductible for non-indemnifiable claims made against directors and officers. The cost of this insurance is approximately US$372,000 annually.

EXHIBITS

Exhibit
Number	Description
4.1	Annual Information Form of the Registrant dated March 7, 2008 (incorporated by reference in the Registrant’s Annual Report on Form 40-F (Commission File No. 000-31815) for the fiscal year ended December 31, 2007, filed with the Commission on March 10, 2008).

4.2	Audited consolidated financial statements and the notes thereto, including balance sheets as at December 31, 2007 and 2006, and the related consolidated statements of operations and deficit, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007, and including management’s report on internal control over financial reporting, together with the report of the auditors on these consolidated financial statements and on the effectiveness of internal control over financial reporting (incorporated by reference in the Registrant’s Annual Report on Form 40-F (Commission File No. 000-31815) for the fiscal year ended December 31, 2007, filed with the Commission on March 10, 2008).

4.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December 31, 2007 (incorporated by reference in the Registrant’s Annual Report on Form 40-F (Commission File No. 000-31815), filed with the Commission on March 10, 2008).

4.4	Interim unaudited consolidated financial statements for the six month period ended June 30, 2008 (incorporated by reference in the Registrant’s Form 6-K (Commission File No. 000-31815), furnished to the Commission on August 11, 2008).

4.5	Management’s Interim Discussion and Analysis of Financial Condition and Results of Operations dated August 11, 2008 for the six month period ended June 30, 2008 (incorporated by reference in the Registrant’s Form 6-K (Commission File No. 000-31815), furnished to the Commission on August 11, 2008).

4.6	Information Circular of the Registrant dated March 10, 2008 in connection with the Company’s annual and special meeting of shareholders on May 6, 2008 (incorporated by reference in the Registrant’s Annual Report on Form 40-F (Commission File No. 000-31815) for the fiscal year ended December 31, 2007, filed with the Commission on March 10, 2008).

4.7	Financial Statement Schedule Relating to Differences Between Canadian and US GAAP Additional Disclosures Required to Comply with Item 18 of Form 20-F for the years ended December 31, 2007, 2006 and 2005, together with the auditors’ report on the financial statement schedule, (incorporated by reference in the Registrant’s Form 6-K, furnished to the Commission on September 15, 2008).

4.8	Financial Statement Schedule Relating to Differences Between Canadian and US GAAP Additional Disclosures Required to Comply with Item 18 of Form 20-F for the six month periods ended June 30, 2008 and 2007 (incorporated by reference in the Registrant’s Form 6-K, furnished to the Commission on September 15, 2008).

*5.1	Consent of PricewaterhouseCoopers LLP, Toronto, Ontario.

*5.2	Consent of Torys LLP

*6.1	Power of attorney (included on the signature pages of this Registration Statement).

*	Filed herewith.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1. Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2. Consent to Service of Process
(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario, Country of Canada, on the 15th day of September, 2008.

HYDROGENICS CORPORATION
By:	/s/ Daryl Wilson
Daryl Wilson
President and Chief Executive Officer and Director

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints each of Daryl Wilson and Lawrence E. Davis his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     This Power and Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daryl Wilson	President and Chief Executive	September 15, 2008
Daryl Wilson	Officer (Principal Executive Officer) and Director

/s/ Lawrence E. Davis	Chief Financial Officer	September 15, 2008
Lawrence E. Davis	(Principal Financial Officer)

/s/ Jennifer Barber	Vice President, Finance and Corporate	September 15, 2008
Jennifer Barber	Controller (Principal Accounting Officer)

III-2

Signature	Title	Date

/s/ Douglas Alexander	Director	September 15, 2008
Douglas Alexander

/s/ Mike Cardiff	Director	September 15, 2008
Mike Cardiff

/s/ Joseph Cargnelli	Director	September 15, 2008
Joseph Cargnelli

/s/ V. James Sardo	Director	September 15, 2008
V. James Sardo

/s/ Norman M. Seagram	Director	September 15, 2008
Norman M. Seagram

III-3

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Hydrogenics Corporation in the Province of Ontario, on September 15, 2008.

HYDROGENICS USA, INC.
By:	/s/ Lawrence E. Davis
Lawrence E. Davis
Authorized Signatory

III-4

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Annual Information Form of the Registrant dated March 7, 2008 (incorporated by reference in the Registrant’s Annual Report on Form 40-F (Commission File No. 000-31815) for the fiscal year ended December 31, 2007, filed with the Commission on March 10, 2008).

4.2	Audited consolidated financial statements and the notes thereto, including balance sheets as at December 31, 2007 and 2006, and the related consolidated statements of operations and deficit, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007, and including management’s report on internal control over financial reporting, together with the report of the auditors on these consolidated financial statements and on the effectiveness of internal control over financial reporting (incorporated by reference in the Registrant’s Annual Report on Form 40-F (Commission File No. 000-31815) for the fiscal year ended December 31, 2007, filed with the Commission on March 10, 2008).

4.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December 31, 2007 (incorporated by reference in the Registrant’s Annual Report on Form 40-F (Commission File No. 000-31815), filed with the Commission on March 10, 2008).

4.4	Interim unaudited consolidated financial statements for the six month period ended June 30, 2008 (incorporated by reference in the Registrant’s Form 6-K (Commission File No. 000-31815), furnished to the Commission on August 11, 2008).

4.5	Management’s Interim Discussion and Analysis of Financial Condition and Results of Operations dated August 11, 2008 for the six month period ended June 30, 2008 (incorporated by reference in the Registrant’s Form 6-K (Commission File No. 000-31815), furnished to the Commission on August 11, 2008).

4.6	Information Circular of the Registrant dated March 10, 2008 in connection with the Company’s annual and special meeting of shareholders on May 6, 2008 (incorporated by reference in the Registrant’s Annual Report on Form 40-F (Commission File No. 000-31815) for the fiscal year ended December 31, 2007, filed with the Commission on March 10, 2008).

4.7	Financial Statement Schedule Relating to Differences Between Canadian and US GAAP Additional Disclosures Required to Comply with Item 18 of Form 20-F for the years ended December 31, 2007, 2006 and 2005, together with the auditors’ report on the financial statement schedule, (incorporated by reference in the Registrant’s Form 6-K, furnished to the Commission on September 15, 2008).

4.8	Financial Statement Schedule Relating to Differences Between Canadian and US GAAP Additional Disclosures Required to Comply with Item 18 of Form 20-F for the six month periods ended June 30, 2008 and 2007 (incorporated by reference in the Registrant’s Form 6-K, furnished to the Commission on September 15, 2008).

*5.1	Consent of PricewaterhouseCoopers LLP, Toronto, Ontario.

*5.2	Consent of Torys LLP

*6.1	Power of attorney (included on the signature pages of this Registration Statement).

*	Filed herewith.

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